STATE OF DELAWARE
CERTIFICATE OF INCORPORATION
OF
ADVANCED VENTURES CORP.

FIRST:	The name of this Corporation is Advanced Ventures Corp.

SECOND:
Its registered office in the State of Delaware is to be located at 113 Barksdale Professional Center, Newark, Delaware, County of New Castle, Zip Code 19711.  The registered agent in charge thereof is Delaware Intercorp, Inc.

THIRD:	The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH:	The amount of the total stock that this corporation is authorized to issue is 200,000,000 shares of common stock with a par value of $0.0001 per share.

FIFTH:	The name and mailing address of the incorporator is as follows:

Jacky Shenker
41 Chone Hamaagal Street
Elad , 40800 Israel

I, THE UNDERSIGNED, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do hereby certify that the facts herein stated are true, and I have accordingly hereunto executed this Certificate this 6th day of July, 2010.

BY:	/s/ Jacky Shenker
Name:	Jacky Shenker
Title:	Incorporator